Exhibit 10.1 CREDIT AND GUARANTY AGREEMENT

dated as of March 23, 2010

among

AMBASSADORS INTERNATIONAL, INC.,

WIND STAR LIMITED
WIND SPIRIT LIMITED
DEGREES LIMITED,
as Borrowers,

CERTAIN SUBSIDIARIES OF AMBASSADORS INTERNATIONAL, INC., as Guarantors,

VARIOUS LENDERS,

and

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Administrative Agent and Collateral Agent,

$15,000,000 Senior Secured Credit Facilities

APPENDICES

A-1	Term Loan Commitments
A-2	Revolving Commitments
B	Notice Addresses

SCHEDULES

4.1	Jurisdictions of Organization and Qualification
4.2	Equity Interests and Ownership
4.12	Vessels
4.15	Material Contracts
6.1	Certain Indebtedness
6.2	Certain Liens
6.3	Certain Negative Pledges
6.5	Certain Restrictions on Subsidiary Distributions
6.6	Certain Investments
6.11	Certain Affiliate Transactions

EXHIBITS

A	Funding Notice
B-1	Term Loan Note
B-2	Revolving Loan Note
C	Compliance Certificate
D	Opinions of Counsel
E	Assignment Agreement
F	Certificate re Non-Bank Status
G-1	Closing Date Certificate
G-2	Solvency Certificate
H	Counterpart Agreement
I	Pledge and Security Agreement
J-1	Vessel Mortgage - U.S.
J-2	Vessel Mortgage - Bahamian
K	New Intercompany Note
L	Escrow Agreement

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of March 23, 2010 is entered into by and among, DEGREES LIMITED, a Bahamian company (“Degrees”), WIND STAR LIMITED, a Bahamian company (“Windstar”), WIND SPIRIT LIMITED, a Bahamian company (“Windspirit” and, together with Degrees and Windstar, “Borrowers”), AMBASSADORS INTERNATIONAL, INC., a Delaware corporation (“Parent”), AMBASSADORS INTERNATIONAL CRUISE GROUP (USA), LLC, as funds agent for the Borrowers (“Funds Agent”), CERTAIN DIRECT AND INDIRECT SUBSIDIARIES OF PARENT (including the Funds Agent), as Guarantors, the Lenders party hereto from time to time, and LAW DEBENTURE TRUST COMPANY OF NEW YORK (“Law Debenture”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Borrowers, in an aggregate principal amount not to exceed $15,000,000, consisting of $10,000,000 aggregate principal amount of Term Loans to Borrowers, and up to $5,000,000 aggregate principal amount of Revolving Commitments to Borrowers, the proceeds of which will be used as set forth in Section 2.6 below;

WHEREAS, each Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrowers hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Subsidiaries (including Borrowers).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS AND INTERPRETATION

1.1           Definitions.

The following terms used herein, including in the preamble, recitals, appendices, exhibits and schedules hereto, shall have the following meanings:

“Accounting Change” as defined in Section 1.2.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Parent or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Parent or any of its Subsidiaries, threatened against or affecting Parent or any of its Subsidiaries or any property of Parent or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliated Group” means Ambassadors, LLC, Ambassadors Cruise Group, LLC, Ambassadors International Holdings Marshall Islands, Ambassadors International Investments, LLC, American West Steamboat Company LLC, MQ Boat, LLC, DQ Boat, LLC, QW Boat Company LLC, Contessa Boat, LLC, CQ Boat, LLC, EN Boat, LLC, AQ Boat, LLC, and any other direct or indirect subsidiary of Parent, other than Ambassadors International Cruise Group LLC or the direct or indirect subsidiaries of Ambassadors International Cruise Group, LLC on the date hereof.

“Affiliated Group Sublimit” means $2,500,000; provided such amount shall be reduced by an amount equal to (i) any Net Insurance/Condemnation Proceeds received in connection with the pending insurance claim for the “Empress of the North” pursuant to Section 2.14(b); plus, (ii) the Excess Cash Collateral Amount pursuant to Section 6.2(o).

“Agent” means each of (a) Administrative Agent, (b) Collateral Agent, and (c) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Agent Affiliates” as defined in Section 10.1(b).

“Aggregate Amounts Due” as defined in Section 2.17.

“Agreement” means this Credit and Guaranty Agreement, dated as of March 23, 2010 as it may be amended, restated, supplemented or otherwise modified from time to time.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or to Lenders by means of electronic communications pursuant to Section 10.1(b).

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrowers or any Guarantor), in one transaction or a series of transactions, of all or any part of Parent’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, and including in any event any vessel, in each case whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Parent’s Subsidiaries, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), and (ii) sales, leases or licenses out of other assets (other than any vessel), including obsolete assets, for aggregate consideration of less than (i) $250,000 with respect to any transaction or series of related transactions or (ii) $500,000 with respect to all transactions or series of related transactions during any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Attributable Indebtedness” means, when used with respect to any Sale and Leaseback Transaction permitted by Section 6.10, as at the time of determination, the present value (discounted at a rate equivalent to the Borrowers’ then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficiary” means each Agent and Lender.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System or any successor thereto.

“Borrowers” as defined in the preamble hereto.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following:  (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), other than Whippoorwill Associates, Inc. and any of its Affiliates (or any such “group” including Whippoorwill Associates, Inc. or any of its Affiliates) (a)(x) shall have acquired beneficial ownership or control of 50% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Parent or (y) shall have acquired beneficial ownership or control of voting and/or economic interests in the Equity Interests of Parent in excess of those interests owned and controlled by the Permitted Holders on the Closing Date or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Parent; (ii) Parent shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of each Borrower; (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Parent cease to be occupied by Persons who either (a) were members of the board of directors of Parent on the Closing Date or (b) were nominated for election by the board of directors of Parent, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (iv) any “change of control” or similar event under the Parent Notes Documents shall occur; provided that any sale or disposition of Equity Interests of Parent by Whippoorwill Associates, Inc. or any of its Affiliates shall be deemed not to result, directly or indirectly, in a “Change of Control”.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders:  (a) Lenders having Term Loan Exposure and (b) Lenders having Revolving Exposure.

“Closing Date” means the first date on which Term Loans are made, which date is March 23, 2010.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Vessel Mortgages, the Intellectual Property Security Agreements and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Commitment Letter” as defined in Section 10.20.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Parent and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) consolidated interest expense, (b) provisions for taxes based on income, (c) total depreciation expense, (d) total amortization expense, (e) losses from discontinued operations and (f) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period), minus (ii) (a) income from discontinued operations and (b) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period).

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Parent and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” (other than those expenditures that have been customarily accounted for by Parent and its Subsidiaries as “dry-dock costs”) or similar items reflected in the consolidated statement of cash flows of Parent and its Subsidiaries.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Parent) in which any other Person (other than Parent or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Parent or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Parent or is merged into or consolidated with Parent or any of its Subsidiaries or that Person’s assets are acquired by Parent or any of its Subsidiaries, (c) the income of any Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“CQ Proceeds” as defined in Section  2.14(a)(iii).

“CQ Proceeds Offer” as defined in Section  2.14(a)(iii).

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Intercreditor Agreement and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Credit Extension” means the making of a Loan.

“Credit Party” means each Person (other than any Agent or any Lender or any other representative thereof) from time to time party to a Credit Document.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Parent’ and its Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Funds Defaulting Lender, the excess, if any, of such Funds Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Funds Defaulting Lenders (including such Funds Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Funds Defaulting Lender.

“Default Period” means, (x) with respect to any Funds Defaulting Lender, the period commencing on the date that such Lender became a Funds Defaulting Lender and ending on the earliest of:  (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) or such Defaulting Lender shall have paid all amounts due under Section 9.6, as the case may be, and (b) such Defaulting Lender shall have delivered to Borrowers and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrowers, Administrative Agent and Requisite Lenders waive all failures of such Defaulting Lender to fund or make payments required hereunder in writing; and (y) with respect to any Insolvency Defaulting Lender, the period commencing on the date such Lender became an Insolvency Defaulting Lender and ending on the earliest of the following dates:  (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date that such Defaulting Lender ceases to hold any portion of the Loans or Commitments.

“Defaulted Loan” means any Loan not made by any Lender when required hereunder.

“Defaulting Lender” means any Funds Defaulting Lender or Insolvency Defaulting Lender.

“Delayed Term Borrowing Date” as defined in Section 2.1(a).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations and the termination of the Commitments.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender, a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) or a Permitted Holder, or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, that no Credit Party nor any Affiliate thereof, other than the Permitted Holders, shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Parent, any of its Subsidiaries or any of their respective ERISA Affiliates.

“EN Proceeds” as defined in Section 2.14(b).

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, complaint, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal, state or provincial (or any subdivision of any of them) statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities, including common law, relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Parent or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Parent or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Parent or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Parent or such Subsidiary and with respect to liabilities arising after such period for which Parent or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Parent, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Parent, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Parent, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.

“Escrow Agreement” means the agreements that will govern the terms of the Windstar Escrow Account, substantially in the form of Exhibit L.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Cash Collateral Amount” as defined in Section 6.2(o).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Intercompany Notes” means each promissory note evidencing  Indebtedness described in clauses 6.1(p) or (q).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Parent or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Parent that such financial statements fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Parent and its Subsidiaries ending on December 31 of each calendar year.

“Fraudulent Transfer Laws” as defined in Section 2.24.

“Funding Borrower” as defined in Section 2.24.

“Funding Guarantors” as defined in Section 7.3.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“Funds Agent” as defined in the preamble hereto.

“Funds Defaulting Lender” means any Lender who (i) other than at the direction or request of any regulatory agency or authority, defaults in its obligation to fund any Loan, (ii) has notified Borrowers or Administrative Agent in writing, or has made a public statement, that it does not intend to comply with its obligation to fund any Loan or its Pro Rata Share of any payment under Section 9.6, (iii) has failed to confirm that it will comply with its obligation to fund any Loan or its Pro Rata Share of any payment under Section 9.6 within five Business Days after written request for such confirmation from Administrative Agent (which request may only be made after all conditions to funding have been satisfied); provided that such Lender shall cease to be a Funds Defaulting Lender upon receipt of such confirmation by Administrative Agent, or (iv) has failed to pay to Administrative Agent or any other Lender any amount (other than its portion of any Loan or amounts required to be paid under Section 9.6 or any other amount that is de minimis) due under any Credit Document within five Business Days of the date due, unless such amount is the subject of a good faith dispute.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, registration, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each of Parent and each direct or indirect Subsidiary of Parent (other than AQ Boat, LLC and EN Boat, LLC).

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement, a Currency Agreement or other agreement or arrangement designed to protect against fluctuations in currency exchange rates, interest rates, or the cost of fuel.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Parent and its Subsidiaries, for the Fiscal Year ended December 31, 2008, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) the unaudited financial statements of Parent and its Subsidiaries for the Fiscal Quarter ended September 30, 2009, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of Parent that they fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Increased-Cost Lenders” as defined in Section 2.23.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any trade payable that is (a) outstanding more than six months from the date of incurrence of the obligation in respect thereof, (b) more than 120 days past due , (c) not incurred in the ordinary course of business or (d) evidenced by a note or similar written instrument, provided that trade payables of the Majestic Group shall not constitute Indebtedness; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) the net mark-to-market exposure of such Person in respect of any exchange traded or over-the-counter derivative transaction, including any Interest Rate Agreement and any Currency Agreement, in each case, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any derivative transaction be deemed “Indebtedness” for any purpose under Section 6.7.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the commitment letter delivered by any Agent or any Lender to any Borrower or Parent with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Parent or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Insolvency Defaulting Lender” means any Lender with a Commitment that (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (ii) becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or (iii) becomes the subject of an appointment of a receiver, intervenor or conservator under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; provided that a Lender shall not be an Insolvency Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority or an instrumentality thereof of any Equity Interest in such Lender or a parent company thereof.

“Intellectual Property Collateral” as defined in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreement” shall mean each intellectual property security agreement executed and delivered by the applicable Pledgors, substantially in the form set forth in Exhibit 1, Exhibit 3 and Exhibit 5 to the Pledge and Security Agreement, as applicable.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof (as amended, restated or otherwise modified from time to time in accordance with the terms thereof), among Administrative Agent, Senior Secured Notes Trustee, as collateral agent for holders of the Parent 10% Senior Secured Notes, Borrowers, Parent and the other Guarantors.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Parent or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than any Borrower or Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Parent from any Person (other than any Borrower or any Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Parent or any of its Subsidiaries to any other Person (other than to any Borrower or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) all investments consisting of any exchange-traded or over-the-counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes.  The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Law Debenture” as defined in the preamble hereto.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto in accordance with Section 10.6 pursuant to an Assignment Agreement.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan and a Revolving Loan.

“Majestic Group” means American West Steamboat Company LLC, MQ Boat, LLC, DQ Boat, LLC, QW Boat Company LLC, Contessa Boat, LLC, AQ Boat, LLC, EN Boat, LLC and CQ Boat, LLC.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets, condition (financial or otherwise) or prospects of Parent and its Subsidiaries taken as a whole other than as a result of general economic or political conditions applicable to the cruise line industry as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract or other arrangement to which Parent or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (i) any fee-owned Real Estate Asset having a fair market value in excess of $250,000 as of the date of the acquisition thereof or (ii) any Real Estate Asset that Requisite Lenders have determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Parent or any Subsidiary thereof, including Borrowers.

“Maturity Date” means the earlier of (i) January 2, 2012, and (ii) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum Net Worth” as defined in Section 7.3.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Parent and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.  Notwithstanding the foregoing, the “MD&A” section of Parent’s Form 10-Q or 10-K is deemed to be the Narrative Report.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:  (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Parent or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Parent or any of its Subsidiaries in connection with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Parent or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Parent or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Parent or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Parent or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Net Worth” as defined in Section 7.3.

“New Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing Indebtedness incurred after the date hereof and owed among Credit Parties.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-U.S. Lender” as defined in Section 2.20(c).

“Note” means a Term Note or a Revolving Loan Note.

“Obligation Aggregate Payments” as defined in Section 2.24.

“Obligation Fair Share” as defined in Section 2.24.

“Obligation Fair Share Contribution Amount” as defined in Section 2.24.

“Obligation Fair Share Shortfall” as defined in Section 2.24.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents) or Lenders, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.8.

“Offer Period” as defined in Section  2.14(a)(iii).

 “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Parent” as defined in the preamble hereto.

“Parent Notes” means each of the Parent 10% Senior Secured Notes and the Parent 3.75% Convertible Senior Notes.

“Parent Notes Documents” means each of the Parent 10% Senior Secured Notes Documents and the Parent 3.75% Convertible Senior Notes Documents.

“Parent 10% Senior Secured Notes” means the 10% Senior Secured Notes due 2012 issued by Parent.

“Parent 10% Senior Secured Notes Consent” means that certain Waiver and Consent Agreement, dated as of March 23, 2010, among Parent, Borrowers, the other Guarantors and holders of at least a majority in the aggregate principal amount of the Parent 10% Senior Secured Notes in form and substance satisfactory to Administrative Agent and the Lenders.

“Parent 10% Senior Secured Notes Documents” means the indenture under which the Parent 10% Senior Secured Notes were issued and all other instruments, agreements and other documents evidencing or governing the Parent 10% Senior Secured Notes or providing for any guarantee or other right with respect thereto, including without limitation, the Intercreditor Agreement.

“Parent 3.75% Convertible Senior Notes” means the 3.75% Convertible Senior Notes due 2027 issued by Parent and outstanding on the Closing Date.

“Parent 3.75% Convertible Senior Notes Documents” means the indenture under which the Parent 3.75% Convertible Senior Notes were issued and all other instruments, agreements and other documents evidencing or governing the Parent 3.75% Convertible Senior Notes or providing for any guarantee or other right with respect thereto.

“PATRIOT Act” as defined in Section 3.1(r).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Permitted Holders” means (i) Whippoorwill Associates, Inc.; (ii) Polygon Global Opportunities Master Fund; (iii) Highbridge International LLC; and (iv) in each case of clauses (i) to (iii), any Affiliates thereof.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1(p).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrowers and each Guarantor substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Pledgor” as defined in the Pledge and Security Agreement.

“Principal Office” means, Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as Administrative Agent may from time to time designate in writing to Borrowers and each Lender.

“Projections” as defined in Section 4.8.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders; and (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders.  For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the Revolving Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Exposure of all Lenders.

“Public Lenders” means Lenders that do not wish to receive material non-public information with respect to Parent, its Subsidiaries or their securities.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remaining Guarantor” as defined in Section 7.3.

“Replacement Lender” as defined in Section 2.23.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders and (ii) the aggregate Revolving Exposure of all Lenders.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Parent, any Borrower or any of their respective Subsidiaries (or any direct or indirect parent of any Borrower or Parent) now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Parent or any Borrower or any of their respective Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Parent, Borrower or any of their respective Subsidiaries (or any direct or indirect parent of any Borrower or Parent) now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Parent Notes Documents or any Indebtedness evidenced thereby.

“Revolving Borrowing Sublimit” means (i) with respect to Windstar, $2,000,000, (ii) with respect to Windspirit, $2,000,000 and (iii) with respect to Degrees, $5,000,000.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and “Revolving Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Closing Date is $5,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) January 2, 2012, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of the aggregate outstanding principal amount of the Revolving Loans of that Lender.

“Revolving Loan” means a Loan made by a Lender to any Borrower pursuant to Section 2.2(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Sale and Leaseback Transaction” as defined in Section 6.10.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Secured Parties” means the Agents and Lenders and shall include, without limitation, all former Agents and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents or Lenders and such Obligations have not been paid or satisfied in full.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Secured Notes Trustee” means Wilmington Trust FSB.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Parent substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Credit Party has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Credit Party is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subject Transaction” as defined in Section 6.7(c).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Term Borrowing Sublimit” means (i) with respect to Windstar, $2,500,000, (ii) with respect to Windspirit, $2,500,000 and (iii) with respect to Degrees, $5,000,000.

“Term Loan” means a Loan made by a Lender to any Borrower pursuant to Section 2.1(a).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Term Loan Commitments as of the Closing Date is $10,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the sum of (i) the outstanding principal amount of the Term Loans of such Lender and (ii) such Lender’s Term Loan Commitment; provided, that such Lender’s Term Loan Commitment shall be reduced immediately and without further action (x) on the Closing Date in an amount equal to such Lender’s Term Loans made on such date and (y) on the earlier of (a) the Delayed Term Borrowing Date and (b) September 30, 2010, to zero.

“Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Terminated Lender” as defined in Section 2.23.

“Total Supporting Net Worth” as defined in Section 7.2(a).

“Total Utilization of Revolving Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Revolving Loans.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unearned Customer Deposits” means amounts paid to Parent or any of its Subsidiaries representing unsailed booking amounts.

“U.S. Lender” as defined in Section 2.20(c).

“Vessel Mortgage” means a Vessel Mortgage substantially in the form of Exhibit J-1 or J-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Windstar Dry Dock Expenses” as defined in Section 6.17.

“Windstar Escrow Account” means the escrow account established as property of one or more of the Borrowers for the deposit of the Windstar Group Capital Expenditure Amount.

“Windstar Group Capital Expenditure Amount” means (i) with respect to the Term Loans made on the Closing Date, proceeds of such Term Loans in an amount of not less than $4,500,000 and (ii) with respect to the Term Loans made on the Delayed Term Borrowing Date, proceeds of such Term Loans in an amount of not less than $2,500,000 (which minimum amount shall be reduced by the amount of any reduction in the Term Loan Commitments pursuant Section 2.15(c)).

1.2           Accounting Principles.

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Parent to Lenders pursuant to Sections 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.  If GAAP shall change from as in effect on the date hereof and Requisite Lenders shall consent to any change in the methods for the preparation of the financial statements and other information required to be delivered by Parent to Lenders pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), the certificates required to be delivered pursuant to Section 5.1(d) demonstrating compliance with the financial covenants contained herein shall include detailed calculations setting forth the adjustments necessary to demonstrate whether the Credit Parties are in compliance with such financial covenants based upon GAAP as in effect on the date hereof.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in, and determinations of compliance with the provisions of, Section 6 (including all relevant definitions used therein or for such purposes) hereof shall be made without giving effect to (i) any election under FASB Accounting Standards Codification 825 (or any other part of FASB’s Accounting Standards Codification having a similar result or effect) for all purposes, including without limitation,  to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value” or to include any gain or loss attributable thereto in the calculation of net income (or loss) of any Credit Party or any Subsidiary of any Credit Party, (ii) any election under FASB Accounting Standards Codification 810 (or any other part of FASB’s Accounting Standards Codification having a similar result or effect) for all purposes , including without limitation, in the calculation of net income (or loss) of any Credit Party or any Subsidiary of any Credit Party giving effect to the inclusion of net income (or loss) attributable to non-controlling interests  in less-than wholly-owned Subsidiaries, (iii) any election under FASB Accounting Standards Codification 805 (or any other part of FASB’s Accounting Standards Codification having a similar result or effect) for all purposes, including without limitation,  to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value” or include any gain or loss attributable thereto in the calculation of net income (or loss) of any Credit Party or any Subsidiary of any Credit Party, unless, in each case, otherwise expressly provided for herein, or consented to by the Requisite Lenders.

In the event that after the Closing Date, the Credit Parties change an existing accounting practice, or implement a new accounting practice, in each case solely for purposes of conforming to GAAP (each, an “Accounting Change”), then, in such event, Parent shall promptly notify Administrative Agent and Lenders thereof in writing, which notice shall include a description, in reasonable detail, of the Accounting Change, and then the Lenders and Credit Parties shall promptly meet and confer in good faith for the purpose of memorializing in writing an amendment of this Agreement, the effect of which shall be to revise, as applicable (y) the definitions of the relevant financial terms contained herein, and/or (z) the levels or ratios to be maintained pursuant to the relevant financial covenants contained herein, in each case to the extent necessary to take into account the applicable Accounting Change.

1.3           Interpretation, Etc.

Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms “lease” and “license” shall include sub-lease and sub-license, as applicable.

SECTION 2.  LOANS

2.1           Term Loans.

(a)           Loan Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on each of (i) the Closing Date and (ii) one additional Business Day designated by Borrowers, which shall be no later than September 30, 2010 (the “Delayed Term Borrowing Date”), Term Loans to Borrowers in an aggregate amount up to but not exceeding such Lender’s Term Loan Commitment.  Each Borrower may make only two borrowings with respect to Term Loans, which shall be on the Closing Date and the Delayed Term Borrowing Date.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date.  Each Lender’s Term Loan Commitment shall be reduced immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loans on such date.

(b)           Borrowing Mechanics for Term Loans.

(i)           The aggregate amount of Term Loans borrowed on the Closing Date shall be $7,500,000 and the aggregate amount of Term Loans borrowed on the Delayed Term Borrowing Date shall be $2,500,000.

(ii)           Borrowers shall deliver to Administrative Agent a fully executed Funding Notice on the Closing Date and no later than three days prior to the Delayed Term Borrowing Date.  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(iii)           Notice of receipt of each Funding Notice in respect of Term Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided in the case of the Delayed Term Borrowing Date, Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrowers.

(iv)           Each Lender shall make its Term Loans available to Administrative Agent not later than 1:00 p.m. (New York City time) on the Closing Date or the Delayed Term Borrowing Date, as applicable, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrowers on the Closing Date or the Delayed Term Borrowing Date, as applicable, by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrowers at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrowers, including such account as set forth in Section 2.3 below.

(v)           Notwithstanding anything above to the contrary, the aggregate Term Loans made to each Borrower shall not exceed its Term Borrowing Sublimit.

2.2           Revolving Loans.

(a)           Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Borrowers in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period.  Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)           Borrowing Mechanics for Revolving Loans.

(i)           Revolving Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount.

(ii)           Subject to Section 3.2(b), whenever Borrowers desire that Lenders make Revolving Loans, Borrowers shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date.

(iii)           Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrowers.

(iv)           Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrowers on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrowers at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrowers, including such account as set forth in Section 2.3 below.

(v)           Notwithstanding anything above to the contrary, the aggregate Revolving Loans made to each Borrower shall not exceed its Revolving Borrowing Sublimit.

2.3           Funds Agent.

(a)           Unless otherwise notified in writing, each Borrower hereby instructs Administrative Agent to make the proceeds of each Loan due such Borrower under Sections 2.1 and 2.2 directly to an account of the Funds Agent designated by the Funds Agent, for the account of such Borrower.  Any payment made by Administrative Agent to the Funds Agent, as agent for any Borrower, shall be deemed a payment to such Borrower and any payment received by the Funds Agent, as agent for any Borrower shall be deemed receipt by such Borrower.

(b)           The Funds Agent agrees that it is accepting the proceeds of each Loan for the account of the respective Borrowers and agrees to follow the written instructions of such Borrowers as to the use of such proceeds.

(c)           Any notice to be given under this Agreement by one or more Borrowers may be given by Parent or the Funds Agent on behalf of the Borrowers.

2.4           [Reserved]

2.5           Pro Rata Shares.

All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

2.6           Use of Proceeds.

The proceeds of the Term Loans and the Revolving Loans shall be applied by Borrowers (i) to fund Capital Expenditures and for dry docking expenses of the Borrowers in an amount not less than the Windstar Group Capital Expenditure Amount and (ii) for other working capital and general corporate purposes of Borrowers; provided, that notwithstanding the foregoing, such proceeds may be directly or indirectly loaned (but not transferred by way of dividend or other distribution) by Borrowers to a Guarantor for the working capital needs of such Guarantor in the ordinary course of business so long as (i) such Guarantor is Solvent prior to and after the making of such intercompany loan (and on each occasion when such proceeds are loaned by Borrowers to Parent or any other Guarantor, Borrowers shall be deemed to have represented to Administrative Agent that such recipient Guarantor is at such time Solvent), and (ii) such intercompany loan meets the requirements of Section 6.1(e); provided, further that the aggregate amount of proceeds of Term Loans and Revolving Loans that Borrowers may directly or indirectly lend to the Affiliated Group shall not, at any one time outstanding, exceed the Affiliated Group Sublimit.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

2.7           Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)           Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrowers, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or any Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)           Register.  Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by any Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on each Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or any Borrower’s Obligations in respect of any Loan.  Each Borrower hereby designates Administrative Agent to serve as such Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and each Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)           Notes.  If so requested by any Lender by written notice to Borrowers (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person that is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrowers’ receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan, or Revolving Loan, as the case may be.

2.8           Interest on Loans.

(a)           Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at a rate of twelve percent (12%) per annum.

(b)           Interest payable pursuant to Section 2.8(a) shall be computed on the basis of a 365-day or 366-day year, as the case may be for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(c)           Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and (i) shall be payable monthly in arrears on the first Business Day of each month (beginning with the first month following the Closing Date) with respect to interest accrued on and to each such payment date; (ii) shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall be payable in arrears at maturity of the Loans, including final maturity of the Loans.

2.9           [Reserved].

2.10           Default Interest.

Upon the occurrence and during the continuance of an Event of Default the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder).  Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11           Fees.

(a)           Borrowers agree to pay to Lenders having Revolving Exposure an annual facility fee, in advance, in an amount equal to 4.0% of the stated principal amount of each Lender’s Revolving Exposure.

(b)           Borrowers agree to pay to Lenders having Term Loan Exposure an annual facility fee, in advance, in an amount equal to 4.0% of the stated principal amount of each Lender’s Term Loan Exposure.

(c)           All fees referred to in Section 2.11(a) and 2.11(b) shall be payable annually in advance on the Closing Date and each anniversary thereof until (x) in the case of the facility fee payable under Section 2.11(a), the termination of all Revolving Commitments and the final repayment in full of all Revolving Loans, and (y) in the case of the facility fee payable under Section 2.11(b), the termination of all Term Loan Commitments and the final repayment in full of all Term Loans, and in each case shall be fully earned and non-refundable when paid whether or not any of such Commitments or Loans remain in effect or outstanding after the date of payment of such fee. All fees referred to in such Sections shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(d)           In addition to any of the foregoing fees, Borrowers agree to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.12           [Reserved]

2.13           Voluntary Prepayments/Commitment Reductions.

(a)           Voluntary Prepayments.

(i)           At any time and from time to time Borrowers may prepay any Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount;

(ii)           All such prepayments shall be made upon not less than one Business Day’s prior written or telephonic notice given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein (other than in connection with a prepayment being made in connection with a financing, which shall be contingent on the consummation of such financing and shall be due and payable on the date of such financing).  Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b)           Voluntary Commitment Reductions.

(i)           Borrowers may, upon not less than one Business Day’s prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent (which written notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount.

(ii)           Borrowers’ notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrowers’ notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

2.14           Mandatory Prepayments/Commitment Reductions.

(a)           Asset Sales.  (i) No later than the first Business Day following the date of receipt by any Borrower of any Net Asset Sale Proceeds, Borrowers shall prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds.

(ii)           No later than the first Business Day following the date of receipt by Parent or any of its Subsidiaries (other than the Borrowers) of any Net Asset Sale Proceeds (other than Net Asset Sale Proceeds received in connection with the sale of the “Columbia Queen), Borrowers shall at their option (A) deposit (or cause to be deposited) amounts equal to such Net Asset Sale Proceeds into the Windstar Escrow Account with corresponding reductions of the Term Loan Commitments as set forth in Section 2.15(c); provided, however, that the aggregate amount of all deposits made into the Windstar Escrow Account shall not exceed $7,000,000 (whether such deposits were made pursuant to this Section or otherwise); or (B) prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section 2.15(b), in each case, in an aggregate amount equal to such Net Asset Sale Proceeds.

(iii)           No later than the first Business Day following the date of receipt by Parent or any of its Subsidiaries (other than the Borrowers) of any Net Asset Sale Proceeds in connection with the sale of the “Columbia Queen” (“CQ Proceeds”), Borrowers shall make an offer to the Lenders to deposit (or cause to be deposited) into the Windstar Escrow Account with corresponding reductions of the Term Loan Commitments as set forth in Section 2.15(c) such CQ Proceeds or prepay the Loans and/or permanently reduce the Commitments as set forth in Section 2.15(b) (a “CQ Proceeds Offer”).  Such CQ Proceeds Offer will remain open for a period of at least 10 Business Days following its commencement and not more than 20 Business Days (the “Offer Period”). No later than the first Business Day following the Offer Period, if any Lenders shall have provided Borrowers written acceptance of such CQ Proceeds Offer, Borrowers shall apply the CQ Proceeds as set forth in Section 2.15(b) or (c), as applicable, with respect to such accepting Lenders.

(b)           Insurance/Condemnation Proceeds.  No later than the first Business Day following the date of receipt by Parent or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrowers shall prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that Borrowers shall have the option to use any Net Insurance/Condemnation Proceeds received from the pending insurance claim for the “Empress of the North” (the “EN Proceeds”) for working capital purposes of Parent and its Subsidiaries, provided, further, that (i) prior to such use of the EN Proceeds, such EN Proceeds shall be used to repay any outstanding amount of intercompany loans made pursuant to the Affiliated Group Sublimit owed by any member of the Affiliated Group to any Credit Party that is not a member of the Affiliated Group (with a corresponding permanent reduction of such Affiliated Group Sublimit) and (ii) if there are no outstanding amounts of intercompany loans owed made pursuant to the Affiliated Group Sublimit by any member of the Affiliated Group to any Credit Party that is not a member of the Affiliated Group then the Affiliated Group Sublimit shall be reduced by an amount equal to such EN Proceeds.

(c)           Revolving Loans.  Borrowers shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(d)           Prepayment Certificate.  Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.14(a) and (b), Borrowers shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds.  In the event that Borrowers shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrowers shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and Borrowers shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.15           Application of Prepayments/Reductions and Deposits into Windstar Escrow Account.

(a)           Application of Voluntary Prepayments by Type of Loans.  Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Borrowers in the applicable notice of prepayment; provided, in the event Borrowers fail to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

(i)           first, to repay outstanding Revolving Loans ratably to the full extent thereof; and

(ii)           second, to prepay the Term Loans (ratably in accordance with the respective outstanding principal amounts thereof).

(b)           Application of Mandatory Prepayments/Reductions of Commitments by Type of Loans.  Any amount required to be paid and/or to permanently reduce the Commitments pursuant to Sections 2.14(a)(i), 2.14(a)(ii)(B), 2.14(a)(iii) and 2.14(b) shall be applied as follows:

(i)           first, to prepay Term Loans (ratably in accordance with the respective outstanding principal amounts thereof);

(ii)           second, to further permanently reduce the Term Commitments to the full extent thereof; and

(iii)           third, to prepay the outstanding Revolving Loans ratably to the full extent thereof.

In the case of any prepayment of the Revolving Loans required by Section 2.15(b)(iii), the Revolving Commitments shall be permanently reduced by the amount of such prepayment of outstanding Revolving Loans.  After the outstanding Term Loans and Revolving Loans have been prepaid in their entirety and the Term Loan Commitments have been reduced to zero pursuant to the preceding clauses (i) through (iii) of this Section 2.15(b), to the extent any additional Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds are required to be paid and/or to permanently reduce the Commitments pursuant to Sections 2.14(a)(i), 2.14(a)(ii)(B), 2.14(a)(iii) and 2.14(b), such additional amounts shall permanently reduce the Revolving Commitments ratably to the full extent thereof.

(c)           Deposits into Windstar Escrow Account.  Upon any deposit of Net Cash Proceeds into the Windstar Escrow Account pursuant to Section 2.14(a)(ii)(A), the Term Loan Commitments shall be reduced ratably by the deposited amounts to the full extent thereof until the Term Loan Commitments equal zero.

2.16           General Provisions Regarding Payments.

(a)           All payments by Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition or, as provided herein, withholding or deduction for Tax, and delivered to Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day.

(b)           All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)           Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)           Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(e)           Administrative Agent shall deem any payment by or on behalf of Borrowers hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice to Borrowers and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(f)           If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 10.1 of the Pledge and Security Agreement.

2.17           Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross-action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrowers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by Borrowers pursuant to and in accordance with Sections 2.19 or 2.20 and any other payments expressly required to be made to an individual Lender hereunder as opposed to Lenders generally or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.18           [Reserved]

2.19           Increased Costs; Capital Adequacy.

(a)           Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):  (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrowers shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Borrowers (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.  Notwithstanding anything to the contrary set forth above, the Borrowers shall not be obligated in any event to compensate any Lender for any such amount incurred by such Lender more than 120 days prior to the date that such Lender notifies the Borrowers of such change giving rise to such amount.

(b)           Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments, or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrowers from such Lender of the statement referred to in the next sentence, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.  Such Lender shall deliver to Borrowers (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.  Notwithstanding anything to the contrary set forth above, the Borrowers shall not be obligated in any event to compensate any Lender for any such amount incurred by such Lender more than 120 days prior to the date that such Lender notifies the Borrowers of such change giving rise to such amount.

2.20           Taxes; Withholding, Etc.

(a)           Payments to Be Free and Clear.  All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b)           Withholding of Taxes.  If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents:  (i) Borrowers shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as any Borrower become aware of it; (ii) Borrowers shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrowers shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.23) under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided that additional amounts shall be payable to a Lender to the extent such Lender’s assignor was entitled to receive such additional amounts.

(c)           Evidence of Exemption From U.S. Withholding Tax.  Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall deliver to Administrative Agent for transmission to Borrowers, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrowers or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrowers to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrowers to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.  Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrowers on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption.  Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrowers two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrowers to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrowers of its inability to deliver any such forms, certificates or other evidence.  Borrowers shall not be required to pay any additional amount to any Non-U.S. Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the first sentence of this Section 2.20(c), or (2) to notify Administrative Agent and Borrowers of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve each Borrower of its obligation to pay any additional amounts pursuant to this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

2.21           Obligation to Mitigate.

Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, fund or maintain its Credit Extensions, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrowers agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrowers pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrowers (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22           Defaulting Lenders.

Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of any amendment, waiver or consent with respect to any provision of the Credit Documents that requires the approval of Requisite Lenders.  During any Default Period with respect to a Funds Defaulting Lender that is not also an Insolvency Defaulting Lender, (a) any amounts that would otherwise be payable to such Funds Defaulting Lender with respect to its Loans and Commitments under the Credit Documents (including, without limitation, voluntary and mandatory prepayments and fees) shall, in lieu of being distributed to such Funds Defaulting Lender, be retained by Administrative Agent and applied in the following order of priority:  first, to the payment any amounts owing by such Funds Defaulting Lender to Administrative Agent, and second, to the payment of the Loans of other Lenders (but not to the Loans of such Funds Defaulting Lender) as if such Funds Defaulting Lender had funded all Defaulted Loans of such Funds Defaulting Lender; and (b) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender.  During any Default Period with respect to an Insolvency Defaulting Lender, any amounts that would otherwise be payable to such Insolvency Defaulting Lender under the Credit Documents (including, without limitation, voluntary and mandatory prepayments and fees) may, in lieu of being distributed to such Insolvency Defaulting Lender, be retained by Administrative Agent to collateralize indemnification and reimbursement obligations of such Insolvency Defaulting Lender in an amount reasonably determined by Administrative Agent.  No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Borrowers of their obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Lender becoming a Defaulting Lender or the operation of this Section 2.22.  The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Borrowers may have against such Defaulting Lender as a result of it becoming a Defaulting Lender and which Administrative Agent or any Lender may have against such Defaulting Lender with respect thereto.

2.23           Removal or Replacement of a Lender.

Anything contained herein to the contrary notwithstanding, in the event that:  (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrowers that such Lender is entitled to receive payments under Section 2.19 or 2.20, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within two Business Days after any Borrower’s request for such withdrawal; (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after any Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrowers may, by giving written notice to Administrative Agent and any Terminated Lender of their election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrowers shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or Insolvency Defaulting Lender, and the Funds Defaulting Lender (if not also an Insolvency Defaulting Lender) shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrowers shall pay any amounts payable to such Terminated Lender pursuant to Section 2.19 or 2.20; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if Borrowers exercises their option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.24           Co-Borrowers.

(a)           Joint and Several Liability of Borrowers.  All Obligations of Borrowers under this Agreement and the other Credit Documents shall be joint and several Obligations of each Borrower. Anything contained in this Agreement and the other Credit Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder, solely to the extent that such Borrower did not receive proceeds of Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany Indebtedness to any other Credit Party or Affiliates of any other Credit Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Credit Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Borrower and other Affiliates of any Credit Party of Obligations arising under Guaranties by such parties.

(b)           Subrogation.  Until the Obligations shall have been paid in full in Cash, each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Borrower or any other guarantor of the Obligations.  Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against the other Borrower, any collateral or security or any such other guarantor, shall be junior and subordinate to any rights Collateral Agent may have against the other Borrower, any such collateral or security, and any such other guarantor.  The Borrowers under this Agreement and the other Credit Documents together desire to allocate among themselves, in a fair and equitable manner, their Obligations arising under this Agreement and the other Credit Documents.  Accordingly, in the event any payment or distribution is made on any date by any Borrower under this Agreement and the other Credit Documents (a “Funding Borrower”) that exceeds its Obligation Fair Share as of such date, that Funding Borrower shall be entitled to a contribution from the other Borrower in the amount of such other Borrower’s Obligation Fair Share Shortfall as of such date, with the result that all such contributions will cause each Borrower’s Obligation Aggregate Payments to equal its Obligation Fair Share as of such date.  “Obligation Fair Share” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the ratio of (X) the Obligation Fair Share Contribution Amount with respect to such Borrower to (Y) the aggregate of the Obligation Fair Share Contribution Amounts with respect to all the Borrowers, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Borrowers under this Agreement and the other Credit Documents in respect of the Obligations guarantied.  “Obligation Fair Share Shortfall” means, with respect to a Borrower as of any date of determination, the excess, if any, of the Obligation Fair Share of such Borrower over the Obligation Aggregate Payments of such Borrower.  “Obligation Fair Share Contribution Amount” means, with respect to a Borrower as of any date of determination, the maximum aggregate amount of the Obligations of such Borrower under this Agreement and the other Credit Documents that would not render its Obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any comparable applicable provisions of state law; provided that, solely for purposes of calculating the Obligation Fair Share Contribution Amount with respect to any Borrower for purposes of this Section 2.24, any assets or liabilities of such Credit Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or Obligations of contribution hereunder shall not be considered as assets or liabilities of such Borrower.  “Obligation Aggregate Payments” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Borrower in respect of this Agreement and the other Credit Documents (including in respect of this Section 2.24) minus (ii) the aggregate amount of all payments received on or before such date by such Borrower from the other Borrower as contributions under this Section 2.24.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Borrower.  The allocation among the Borrowers of their Obligations as set forth in this Section 2.24 shall not be construed in any way to limit the liability of any Borrower hereunder or under any Credit Document.

(c)           Representative of Borrowers.  Each Borrower hereby appoint Parent and the Funds Agent as its agent, attorney-in-fact and representative for the purpose of (i) making any borrowing requests or other requests required under this Agreement, (ii) the giving and receipt of notices by and to Borrowers under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by Borrowers under this Agreement, and (iv) all other purposes incidental to any of the foregoing.  Each Borrower agrees that any action taken by Parent or the Funds Agent as the agent, attorney-in-fact and representative of such Borrower shall be binding upon such Borrower to the same extent as if directly taken by such Borrower.

(d)           Obligations Absolute.  Each Borrower hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Borrower, to (i) proceed against any other Borrower, any guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any other Borrower, any guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any other Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Borrower or any Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Borrower or any Guarantor from any cause other than payment in full of the Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Borrower’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.5 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

SECTION 3.  CONDITIONS PRECEDENT

3.1           Closing Date.

The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)           Credit Documents.  Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender.

(b)           Organizational Documents; Incumbency.  Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent or any Lender may reasonably request.

(c)           Organizational and Capital Structure.  The organizational structure and capital structure of Parent and its Subsidiaries shall be as set forth on Schedule 4.1.

(d)           Windstar Escrow Account. The Windstar Escrow Account shall have been established pursuant to the terms of the Escrow Agreement and the portion of the Windstar Group Capital Expenditure Amount to be deposited in the Windstar Escrow Account on the Closing Date shall be directly deposited therein concurrently with the making of the initial Term Loans hereunder.

(e)           Parent 10% Senior Secured Notes Consent; Supplemental Indenture.  Administrative Agent shall have received a fully executed copy of (i) the Parent 10% Senior Secured Notes Consent and (ii) a supplemental indenture amending the Parent 10% Senior Secured Notes Documents.

(f)           Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and each Lender.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g)           [Reserved].

(h)           Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:

(i)           evidence satisfactory to Collateral Agent of the compliance by each Credit Party of its obligations under the Pledge and Security Agreement and the other Collateral Documents (including its obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii)           a completed Perfection Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(iii)           fully executed and notarized Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets of the Pledgors;

(iv)           subject to Section 5.15, duly executed and acknowledged Vessel Mortgages in favor of  Collateral Agent, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, encumbering each vessel owned by Parent and its Subsidiaries (other than Delta Queen); and

(v)           evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(e)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(i)           [Reserved].

(j)           Financial Statements; Projections.  Lenders shall have received from Parent (i) the Historical Financial Statements, and (ii) the Projections.

(k)           Evidence of Insurance.  Collateral Agent shall have received a certificate from Borrowers’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(l)           Opinions of Counsel to Credit Parties.  Agents and Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Stroock & Stroock & Lavan LLP, and Higgs & Johnson, counsel for Credit Parties, in the form of Exhibit D-1 and D-2, in each case as to such other matters as Administrative Agent or Lenders may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Lenders (and each Credit Party hereby instructs its counsel to deliver such opinions to Agents and Lenders).

(m)           Fees.  Borrowers shall have paid to Agents and Lenders, as applicable (i) the fees payable on the Closing Date referred to in Section 2.11 and (ii) the reasonable fees, expenses and disbursements of each counsel to Agents and Lenders in connection with the negotiation, preparation, execution and administration of the Credit Documents.

(n)           Solvency Certificate.  On the Closing Date, Administrative Agent and Lenders shall have received a confirmatory Solvency Certificate from Borrowers.

(o)           Closing Date Certificate.  Parent and Borrowers shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(p)           No Litigation.  There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Lenders, singly or in the aggregate, materially impairs the transactions contemplated by the Credit Documents, or that could have a Material Adverse Effect.

(q)           Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent or Lenders and there counsel shall be satisfactory in form and substance to Administrative Agent and Lenders and such counsel, and Administrative Agent, Lenders and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or Lenders may reasonably request.

(r)           Patriot Act Compliance, etc.  A reasonable period prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).

3.2           Conditions to Each Credit Extension.

(a)           Conditions Precedent.  The obligation of each Lender to make any Loan on any Credit Date, including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)           Administrative Agent shall have received a fully executed and delivered Funding Notice, which shall include a reaffirmation by each Guarantor of its Guaranty;

(ii)           after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii)           as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(iv)           as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(v)           as of such Credit Date (other than on the Closing Date), since the date of the last financial statements delivered to Administrative Agent prior to the date of this Agreement or pursuant to Section 5.1(c), whichever is later, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Any Agent or Lender shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Lender such request is warranted under the circumstances.

(b)           Funding Notice.  Each Funding Notice shall be executed by an Authorized Officer of each Borrower and each Guarantor in a writing delivered to Administrative Agent.  In lieu of delivering a Funding Notice, Borrowers may give Administrative Agent telephonic notice by the required time of any proposed borrowing; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Funding Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given.  In the event of a discrepancy between the telephone notice and the written Funding Notice, the written Funding Notice shall govern.  Neither Administrative Agent nor any Lender shall incur any liability to Borrowers in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly Authorized Officer or other person authorized on behalf of Borrowers or for otherwise acting in good faith.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make each Credit Extension to be made hereby, each Credit Party represents and warrants to each Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct:

4.1           Organization; Requisite Power and Authority; Qualification.

Each of Parent and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2           Equity Interests and Ownership.

The Equity Interests of each of Parent and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Parent or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Parent or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Parent or any of its Subsidiaries of any additional membership interests or other Equity Interests of Parent or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Parent or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of Parent and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3           Due Authorization.

The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4           No Conflict.

The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Parent or any of its Subsidiaries, (ii) any of the Organizational Documents of Parent or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Parent or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Parent or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Parent or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date (or with respect to actions to be taken by the Credit Parties after the Closing Date, which will be obtained on or before the time such actions are to be taken) and disclosed in writing to Lenders.

4.5           Governmental Consents.

The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6           Binding Obligation.

Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7           Historical Financial Statements.

The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the Closing Date, neither Parent nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Parent and any of its Subsidiaries taken as a whole.

4.8           Projections.

On and as of the Closing Date, the projections of Parent and its Subsidiaries for the period of Fiscal Year 2010 through and including Fiscal Year 2012 (the “Projections”) are based on good faith estimates and assumptions made by the management of Parent; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Parent believed that the Projections were reasonable and attainable.

4.9           [Reserved].

4.10           Adverse Proceedings, Etc.

There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Parent nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11           Payment of Taxes.

Except as otherwise permitted under Section 5.3, all tax returns and reports of Parent and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Parent and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  Parent knows of no proposed tax assessment against Parent or any of its Subsidiaries which is not being actively contested by Parent or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.12           Vessels.

As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) each vessel owned by Parent and its Subsidiaries, specifying the owner thereof and registration thereof and (ii) all charters, subcharters, leases, subleases or assignments of charters or leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each such vessel.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Parent does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.13           Environmental Matters.

Neither Parent nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Parent nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law.  There are and, to each of Parent’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Parent or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Parent nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Parent or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Parent’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent.  Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No event or condition has occurred or is occurring with respect to Parent or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.14           No Defaults.

Neither Parent nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.15           Material Contracts.

Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder.

4.16           Governmental Regulation.

Neither Parent nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Parent nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17           Margin Stock.

Neither Parent nor any of its Subsidiaries owns any Margin Stock.

4.18           Employee Matters.

Neither Parent nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Parent or any of its Subsidiaries, or to the best knowledge of Parent and Borrowers, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Parent or any of its Subsidiaries or to the best knowledge of Parent and Borrowers, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Parent or any of its Subsidiaries, and (c) to the best knowledge of Parent and Borrower, no union representation question existing with respect to the employees of Parent or any of its Subsidiaries and, to the best knowledge of Parent and Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.19           Employee Benefit Plans.

Parent, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.  No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Parent, any of its Subsidiaries or any of their ERISA Affiliates.  No ERISA Event has occurred or is reasonably expected to occur.  Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Parent, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Parent, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero.  Parent, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.20           Solvency.

Each Credit Party is and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, Solvent.  Each Credit Party, upon the loan to it, directly or indirectly in accordance with this Agreement, of any proceeds of the Loans, both immediately prior to and pro forma after giving effect to incurrence of such Indebtedness, will be Solvent.

4.21           Compliance with Statutes, Etc.

Each of Parent and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Parent or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.22           Disclosure.

No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Parent or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Parent or any Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Parent or any Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to Parent or any Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.23           PATRIOT Act.

To the extent applicable, each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.  AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1           Financial Statements and Other Reports.

Parent will deliver to Administrative Agent and Lenders:

(a)           Monthly Reports.  As soon as available, and in any event within 30 days after the end of each month ending after the Closing Date, commencing with the month in which the Closing Date occurs, the consolidated balance sheet of Parent and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for such month and for the period from the beginning of the then-current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the then-current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(b)           Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated and consolidating balance sheets of Parent and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then-current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the then-current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)           Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year prior to the Fiscal Year in which the Closing Date occurs, (i) the consolidated and consolidating balance sheets of Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Moss Adams LLP or other independent certified public accountants of recognized national standing selected by Parent, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of Section 6.7 of this Agreement and the related definitions, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default under Section 6.7 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;

(d)           Compliance Certificate.  Together with each delivery of financial statements of Parent and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)           Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Parent and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f)           Notice of Default.  Promptly upon any officer of Parent or any Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Parent or any Borrower with respect thereto; (ii) that any Person has given any notice to Parent or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrowers has taken, is taking and proposes to take with respect thereto;

(g)           Notice of Litigation.  Promptly upon any officer of Parent or any Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrowers to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Parent or any Borrower to enable Lenders and their counsel to evaluate such matters;

(h)           ERISA.  (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i)           Financial Plan.  As soon as practicable and in any event no later than one day prior to the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Parent and its Subsidiaries for each such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Parent and its Subsidiaries for each month of such Fiscal Year and each fiscal quarter of each other Fiscal Year;

(j)           Insurance Report.  As soon as practicable and in any event by the last day of each Fiscal Year, a certificate from Parent’s insurance broker(s) in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Parent and its Subsidiaries;

(k)           Notice Regarding Material Contracts.  Promptly, and in any event within ten Business Days (i) after any Material Contract of Parent or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Parent or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Parent or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(k)), and an explanation of any actions being taken with respect thereto;

(l)           Notice Regarding Asset Sales, Incurrence of Indebtedness or Issuances of Equity Interests.  Promptly, and in any event within five Business Days after (i) any Asset Sale by Parent or any of its Subsidiaries, (ii) any incurrence of Indebtedness in aggregate principal amount in excess of $100,000 by Parent or any of its Subsidiaries (other than (x) Loans under this Agreement, (y) intercompany loans permitted by the terms hereof or (z) interest payments made in kind on the Parent 10% Senior Secured Notes in accordance with the terms thereof as in effect on the date hereof (or as amended from time to time after the date hereof in accordance with the Intercreditor Agreement) or (iii) any issuance of Equity Interests by Parent or any of its Subsidiaries, a written statement describing such Asset Sale, incurrence of issuance, as the case may be, with copies of any definitive documentation with respect thereto, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such definitive documentation, provided, no such prohibition on delivery shall be effective if it were bargained for by Parent or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;

(m)           Information Regarding Collateral.  (a) Borrowers will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number.  Each Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents.  Each Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(n)           Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c) (other than the annual financial statements with respect to the Fiscal Year ended December 31, 2009), Borrowers shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the Perfection Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and all supplemental Intellectual Property Security Agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Perfection Questionnaire) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(o)           Other Information.  (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Parent to its security holders acting in such capacity or by any Subsidiary of Parent to its security holders other than Parent or another Subsidiary of Parent, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Parent or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Parent or any of its Subsidiaries to the public concerning material developments in the business of Parent or any of its Subsidiaries, and (B) such other information and data with respect to Parent or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender (provided, however, that with respect to any such information filed with the Securities and Exchange Commission, Parent and the Borrowers may satisfy their obligations under this paragraph (o) by providing Administrative Agent and Lenders with copies of, or links to, the information so filed); and

(p)           Certification of Public Information.  Parent, Borrowers and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, or another relevant website or other information platform (the “Platform”), any document or notice that Parent or any Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders.  Each of Parent and each Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Parent or any Borrower which is suitable to make available to Public Lenders.  If Parent or any Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Parent, its Subsidiaries and their securities.

5.2           Existence.

Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than each Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3           Payment of Taxes and Claims.

Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Parent or any of its Subsidiaries).

5.4           Maintenance of Properties.

Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all vessels and all other material properties used or useful in the business of Parent and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, overhauls, renewals and replacements thereof.

5.5           Insurance.

Parent will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Parent and its Subsidiaries, including in any event all vessels, as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses and as have been historically carried or maintained by Parent and its Subsidiaries, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, Parent will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (i) name Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6           Books and Records; Inspections.

Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

5.7           Lenders Meetings.

Parent and Borrowers will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Parent’s corporate offices (or at such other location as may be agreed to by Borrowers and Administrative Agent) at such time as may be agreed to by Borrowers and Administrative Agent.

5.8           Compliance with Laws.

Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9           Environmental.

(a)           Environmental Disclosure.  Parent will deliver to Administrative Agent and Lenders:

(i)           as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Parent or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii)           promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Parent or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Parent or any Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)           as soon as practicable following the sending or receipt thereof by Parent or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether Parent or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)           prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Parent or any of its Subsidiaries that could reasonably be expected to (A) expose Parent or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Parent or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Parent or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Parent or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)           with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)           Hazardous Materials Activities, Etc.  Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10           Subsidiaries.

In the event that any Person is, or hereafter becomes, a Subsidiary of Parent, Parent shall (a) promptly cause such Subsidiary to become a Guarantor hereunder and a Pledgor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(h), 3.1(i) and 3.1(l).  With respect to each such Subsidiary, Parent or Borrowers shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Parent, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Parent; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11           Material Real Estate Assets.

In the event that any Credit Party acquires a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets.  In addition to the foregoing, Borrowers shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.12           Additional Vessel Mortgages.

In the event that any Credit Party acquires an interest in a vessel and such interest has not otherwise been made subject to the Lien of a Collateral Document in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, duly executed and acknowledged Vessel Mortgages, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, sufficient to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such vessel.

5.13           Material Contracts.

Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with each of their obligations and requirements under its Material Contracts.

5.14           Further Assurances.

At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by Guarantors and are secured by substantially all of the assets, including all vessels (other than the Delta Queen), of Parent and its Subsidiaries and all of the outstanding Equity Interests of each Subsidiary of Parent.

5.15           Post Closing Requirements.

Notwithstanding anything contained herein or in any other Credit Document to the contrary, the Credit Parties shall:

(a)           deliver to Collateral Agent and the Lenders an executed Account Control Agreement with respect to the Deposit Accounts listed on Schedule 8 to the Perfection Questionnaire within 30 days from the date hereof (other than any such account that is closed within such 30-day period) (unless extended by the Collateral Agent in its reasonable discretion);

(b)           use commercially reasonable efforts to deliver executed Credit Card Notifications (as defined in the Pledge and Security Agreement) with First Data (or any other credit card processor utilized by the Credit Parties) and American Express within 30 days from the date hereof or, with respect to any replacement credit processor agreement, within 30 days from the date of execution of such agreement (unless extended by the Collateral Agent in its reasonable discretion); and

(c)           deliver to the Collateral Agent a duly executed and acknowledged Vessel Mortgage in favor of  Collateral Agent, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, encumbering the Columbia Queen within 30 days from the date hereof (unless extended by the Collateral Agent in its reasonable discretion).

SECTION 6.  NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1           Indebtedness.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)           the Obligations;

(b)           (1) Indebtedness under the Parent 10% Senior Secured Notes in a principal amount not to exceed (i) the principal amount thereof outstanding on the date hereof (or such higher amount as may be permitted under the Intercreditor Agreement), plus (ii) the principal amount issued in exchange for the Parent 3.75% Convertible Senior Notes after the date hereof, plus (iii) the principal amount issued to the then-current Holders of the Parent 10% Senior Secured Notes in connection with an issuance or exchange described in clause (ii) above pursuant to the terms of the Parent 10% Senior Secured Notes Documents, plus (iv) the principal amount constituting PIK Securities (as defined in the Parent 10% Senior Secured Notes Documents) issued pursuant to the terms of the Parent 10% Senior Secured Notes Documents as in effect as of the date hereof (or as amended from time to time after the date hereof in accordance with the Intercreditor Agreement) and (2) refinancings and extensions of the Parent 10% Senior Secured Notes if the terms and conditions thereof are not less favorable to the Parent or to Lenders, and the average life to maturity thereof is greater than or equal to that of the Parent 10% Senior Secured Notes as in effect on the date hereof (or as amended from time to time after the date hereof in accordance with the Intercreditor Agreement); provided, such Indebtedness permitted under the immediately preceding clause (2) above shall not (A) be Indebtedness of an obligor that was not an obligor under the 10% Senior Secured Notes as in effect as of the date hereof (or as amended from time to time after the date hereof in accordance with the Intercreditor Agreement), (B) exceed in a principal amount the amount permitted by subsection (b) (1), (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom or (D) violate the terms of the Intercreditor Agreement;

(c)           Indebtedness under the Parent 3.75% Convertible Senior Notes in a principal amount not to exceed the principal amount thereof outstanding on the date of this Agreement;

(d)           Indebtedness under Hedge Agreements entered into in the ordinary course of business of Parent and its Subsidiaries;

(e)           Indebtedness incurred by Parent or any of its Subsidiaries to any Borrower or any Guarantor; provided, (i) all such Indebtedness incurred from and after the Closing Date shall be evidenced by the New Intercompany Note, and such New Intercompany Note and Indebtedness shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness incurred from and after the Closing Date shall be unsecured and subordinated in right of payment on terms reasonably satisfactory to Administrative Agent pursuant to the terms of the New Intercompany Note and (iii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor to Borrowers;

(f)           Indebtedness incurred by Parent or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Parent or any such Subsidiary pursuant to such agreements, in connection with permitted dispositions of any business, assets or Subsidiary of Parent or any of its Subsidiaries;

(g)           Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(h)           Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(i)           [Reserved];

(j)           guaranties by any Borrowers of Indebtedness of another Borrower or any Guarantor, guaranties by a Guarantor of Indebtedness of any Borrower or another Guarantor and guaranties by non-Guarantor Subsidiaries of Indebtedness of any non-Guarantor Subsidiaries, with respect, in each case, to Indebtedness otherwise permitted to exist or be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(k)           Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(l)           Indebtedness constituting reimbursement obligations with respect to letters of credit, bankers acceptances and similar instruments issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, bankers acceptances and similar instruments or the incurrence of such other Debt, such obligations are reimbursed within 30 days following such drawing or incurrence;

(m)           Indebtedness incurred for the purpose of financing insurance premiums payable by Parent or any its Subsidiaries in the ordinary course of business; and

(n)           guarantee of Indebtedness by Parent of minimum lease payments on the American Queen owed to the U.S. Maritime Administration in an aggregate amount of approximately $1,000,000;

(o)           Indebtedness of Parent to credit card companies or credit card processing companies in respect of Unearned Customer Deposits;

(p)           Indebtedness outstanding on the Closing Date of Ambassadors International Cruise Group LLC to Parent in an aggregate principal amount of approximately $79,000,000, provided that such Indebtedness (i) is evidenced by an Existing Intercompany Note pledged to, and subject to a First Priority Lien in favor of, Administrative Agent and (ii) is unsecured and subordinated in right of payment to the payment of the Obligations hereunder on terms acceptable to Requisite Lenders;

(q)           Indebtedness outstanding on the Closing Date of the Majestic Group to Parent in an aggregate principal amount of approximately $58,000,000, provided that such Indebtedness (i) is evidenced by an Existing Intercompany Note pledged to, and subject to a First Priority Lien in favor of, Administrative Agent and (ii) is unsecured and subordinated in right of payment to the payment of the Obligations hereunder on terms acceptable to Requisite Lenders; and

(r)           other unsecured Indebtedness of Parent and its Subsidiaries in an aggregate amount not to exceed at any time $5,000,000; provided that Indebtedness permitted pursuant to this clause (r) shall not provide for the payment of principal or cash interest prior to the first day following the Maturity Date.

6.2           Liens.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Parent or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)           Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)           Liens created pursuant to the Parent 10% Senior Secured Notes Documents, and any permitted refinancing of such notes;

(c)           Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(d)           statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, Liens for master’s and crew’s wages and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of sixty days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(e)           Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(f)           easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Parent or any of its Subsidiaries;

(g)           any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(h)           Liens solely on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(i)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(j)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k)           any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(l)           non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Parent or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Parent or such Subsidiary;

(m)           Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Parent or any of its Subsidiaries in a transaction permitted hereunder, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Parent or such Subsidiary;

(n)           Liens arising under consignment or similar arrangements for the sale of goods in the ordinary course of business;

(o)           Liens on Unearned Customer Deposits (a) in favor of credit card companies or credit card processing companies pursuant to agreements therewith consistent with industry practice and (b) in favor of customers and Liens over cash or assets posted to collateralize obligations with respect to Unearned Customer Deposits; provided that upon the release of cash collateral by First Data in connection with the termination of its credit card processing agreement, an amount equal to (i) such released cash collateral less (ii) the amount of  cash collateral required to be pledged to the replacement credit card processor (such excess, the “Excess Cash Collateral Amount”) shall be used (x) by the Affiliated Group (which amount may be loaned to a member of the Affiliated Group by a Credit Party that is not a member of the Affiliated Group) to repay any outstanding amount of intercompany loans made with proceeds of the Term Loans or Revolving Loans hereunder pursuant to the Affiliated Group Sublimit owed by any member of the Affiliated Group to any Credit Party that is not a member of the Affiliated Group (with a corresponding permanent reduction of such Affiliated Group Sublimit) and (y) if there are no outstanding amounts of intercompany loans made with proceeds of the Term Loans or Revolving Loans hereunder pursuant to the Affiliated Group Sublimit owed by any member of the Affiliated Group to any Credit Party that is not a member of the Affiliated Group then the Affiliated Group Sublimit shall be reduced by an amount equal to such Excess Cash Collateral Amount;

(p)           Liens on deposit accounts in favor of credit card processing companies for chargebacks, credits, fees and adjustments pursuant to a deposit account control agreement in form and substance satisfactory to the Agent and Lenders;

(q)           Liens for general average and salvage, including contract salvage;

(r)           Liens on property rented to, or leased by, Parent or any of its Subsidiaries pursuant to a Sale and Leaseback Transaction; provided, that (i) such Sale and Leaseback Transaction is permitted by Section 6.10, (ii) such Liens do not encumber any other property of the Parent or its Subsidiaries, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(s)           Liens described in Schedule 6.2;

(t)           Liens with respect to deposits to secure Indebtedness permitted under Sections 6.1(d) and 6.1(l); and

(u)           other Liens on assets securing Indebtedness in an aggregate amount not to exceed $250,000 at any time outstanding.

6.3           No Further Negative Pledges.

Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) restrictions identified on Schedule 6.3, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.4           Restricted Payments.

No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that (a) any Subsidiary of Parent may declare and pay dividends or make other distributions ratably to its equity holders; (b) Parent may make regularly scheduled payments of interest in respect of the Parent 3.75% Convertible Senior Notes in accordance with the terms thereof as of the date hereof; (c) Parent may make payments to holders of the Parent 3.75% Convertible Senior Notes in connection with an offer to purchase such notes as required under the Parent 3.75% Convertible Senior Notes Documents as of the date hereof; (d) Parent may make regularly scheduled payments of interest in respect of the Parent 10% Senior Secured Notes solely in the form of PIK Securities (as defined therein) in accordance with the terms thereof as of the date hereof (as such terms may be amended or modified after the date hereof in accordance with Section 6.15); (e) Parent may make payments to holders of the Parent 10% Senior Secured Notes in connection with an offer to purchase such notes as required under the Senior 10% Senior Secured Notes Documents as of the date hereof (as they may be may be amended or modified after the date hereof in accordance with Section 6.15), so long as prior to, or concurrently with, making such offer to purchase the Credit Parties have complied with Section 2.14(a); and (f) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Borrowers and Guarantors may make Restricted Payments to Parent to the extent necessary to permit Parent to (i) discharge the consolidated tax liabilities of Parent and its Subsidiaries so long as (x) the amount of Restricted Payment made pursuant to this clause to enable Parent to pay consolidated tax liabilities at any time does not exceed the lesser of (A) the amount of such consolidated tax liabilities of Parent at such time for the respective period and (B) the amount of consolidated tax liabilities that would be owing by Parent and its Subsidiaries for such period if determined without regard to Parent’s ownership of the Subsidiaries and (y) Parent applies the amount of any such Restricted Payment for such purpose and (ii) make payments in respect of direct Indebtedness of Parent and to satisfy other obligations of Parent, including, to the extent that any member of the Affiliated Group is unable to make payments on any of its Indebtedness or other obligations, to pay any guaranty or other contingent obligations of Parent on account of such Indebtedness or other obligation of such member of the Affiliated Group, so long as Parent applies the amount of any such Restricted Payment for such purpose.

6.5           Restrictions on Subsidiary Distributions.

Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by any Borrower or any other Subsidiary of such Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to any Borrower or any other Subsidiary of such Borrower, (c) make loans or advances to any Borrower or any other Subsidiary of such Borrower, or (d) transfer, lease or license any of its property or assets to any Borrower or any other Subsidiary of such Borrower other than restrictions (i) in agreements evidencing purchase money Indebtedness that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement or (iv) described on Schedule 6.5.

6.6           Investments.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)           Investments in Cash and Cash Equivalents;

(b)           equity Investments owned as of the Closing Date in any of its Subsidiaries and Investments made after the Closing Date in any Borrower and any Guarantor wholly owned directly or indirectly by Parent;

(c)           Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Parent and its Subsidiaries;

(d)           intercompany loans to the extent permitted under Section 6.1(e);

(e)           Consolidated Capital Expenditures with respect to Borrowers and the Guarantors permitted by Section 6.7(b);

(f)           Investments described in Schedule 6.6;

(g)           Hedge Agreements which constitute Investments;

(h)           Investments of amounts in the Windstar Escrow Account in investment vehicles permitted thereunder; and

(i)           other Investments in an aggregate amount not to exceed $500,000 during the term of this Agreement.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.4.

6.7           Financial Covenants.

(a)           Consolidated Adjusted EBITDA.  Parent shall not permit Consolidated Adjusted EBITDA as at the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2010, for the four Fiscal Quarter period then ended to be less than the correlative amount indicated:

Fiscal Quarter Ending	Consolidated Adjusted EBITDA
March 31, 2010	$(10,750,000)
June 30, 2010	$(12,000,000)
September 30, 2010	$(12,000,000)
December 31, 2010	$(8,500,000)
March 31, 2011	$(6,500,000)
June 30, 2011	$(1,000,000)
September 30, 2011	$0
December 31, 2011	$3,000,000

(b)           Maximum Consolidated Capital Expenditures.  Parent shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for Parent and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year; provided, such amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of such amount for the immediately preceding Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year:

Fiscal Year	Consolidated Capital Expenditures
Fiscal Year Ending December 31, 2010	$3,000,000
Fiscal Year Ending December 31, 2011	$3,000,000

(c)           Certain Calculations.  With respect to any period during which an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.7, Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Parent) using the historical financial statements of any business so sold or to be sold and the consolidated financial statements of Parent and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

6.8           Fundamental Changes; Disposition of Assets; Acquisitions.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)           any Subsidiary of Parent may be merged with or into any Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Borrower or any Guarantor; provided, in the case of such a merger, such Borrower or such Guarantor, as applicable shall be the continuing or surviving Person;

(b)           sales or other dispositions of assets that do not constitute Asset Sales;

(c)           Asset Sales, provided (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Parent (or similar governing body)), (ii) no less than 100% thereof shall be paid in Cash, and (iii) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);

(d)           disposals of obsolete, worn out or surplus property;

(e)           Investments made in accordance with Section 6.6; and

(f)           disposals or sales of assets by the Majestic Group.

6.9           Disposal of Subsidiary Interests.

Except for (i) any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8 or (ii) pledges of equity interest permitted by Sections 6.2(a) and (b), no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.10           Sales and Lease-Backs.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Parent or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Parent or any of its Subsidiaries) in connection with such lease (any such Transaction, a “Sale and Leaseback Transaction”) unless (i) the sale of such property is made for cash consideration in an amount not less than the fair market value of such property, (ii) the Sale and Leaseback Transaction is permitted by Section 6.8 and is consummated within 180 days after the date on which such property is sold or transferred, (iii) any Liens arising in connection with its use of the property are permitted by Section 6.2(r), (iv) the Sale and Leaseback Transaction would be permitted under Section 6.1, assuming the Attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 6.1, and (v) such property is not a vessel owned by any Borrower on the date hereof or acquired thereafter.

6.11           Transactions with Shareholders and Affiliates.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Parent on terms that are less favorable to Parent or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between any Borrower and any Guarantor; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Parent and its Subsidiaries; (c) compensation arrangements for officers and other employees of Parent and its Subsidiaries entered into in the ordinary course of business; and (d) transactions described in Schedule 6.11.

6.12           Intercompany Loans to Guarantors.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, lend, directly or indirectly, the proceeds of any Loan to any Guarantor in violation of Section 2.6.

6.13           Conduct of Business.

From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.14           Amendments or Waivers of Organizational Documents.

No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date that is adverse to Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.15           Amendments or Waivers of with respect to Certain Indebtedness.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of the Parent Notes Documents, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Parent Notes Documents, as the case may be, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change any subordination provisions of such Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of any of the Parent Notes (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders or to provide for a requirement of repayment or repurchase prior to the stated maturity of such Indebtedness; provided, however, that, notwithstanding the foregoing, any such amendment or change with respect to the Parent 10% Senior Secured Notes Documents shall be permitted by this Section 6.15 if such amendment or change is permitted to be made under the terms of the Intercreditor Agreement.

6.16           Fiscal Year.

No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

6.17           Release of Funds from Escrow Account.

No Credit Party shall direct the Escrow Agent to release funds from the Windstar Escrow Account other than for payments to be made by the Escrow Agent (i) directly to third parties to which “dry-dock” costs and expenses are owed or payable in connection with vessels owned by Windstar or Windspirit (“Windstar Dry-Dock Expenses”) or (ii) to the Borrowers or the Funds Agent as reimbursement for amounts paid for Windstar Dry-Dock Expenses, in each case, following a written certification by Parent and such Borrower (or the Funds Agent) to Administrative Agent and the Lenders with respect to such “dry-dock” costs and expenses which certification shall include copies of the relevant invoices and in the case of clause (ii) evidence of payment by Windstar or Windspirit of such invoices; provided, that following the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, (i) no Credit Party shall direct any such release of funds and (ii) Administrative Agent shall at the direction of the Requisite Lenders direct the Escrow Agent to release the funds to Administrative Agent for payment to the Lenders of the Loans and other Obligations hereunder.

SECTION 7.  GUARANTY

7.1           Guaranty of the Obligations.

Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2           Maximum Liability of Guarantors.

It being understood that the intent of the Beneficiaries is to obtain a guaranty each Guarantor, and the intent of each Guarantor is to incur guaranty obligations, in an amount no greater than the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, it is hereby agreed that:

(a)           if (i) the sum of the obligations of the Guaranteed Obligations exceeds (ii) the sum (the “Total Supporting Net Worth”) of (A) the Maximum Net Worth (as defined in Section 7.3) of each Guarantor, in the aggregate, plus (B) the Maximum Net Worth of each Borrower, in the aggregate, then the Guaranteed Obligations of each Guarantor shall be limited to the greater of (x) the Maximum Amount and (y) the value received by  such Guarantor in connection with the incurrence of the Guaranteed Obligations to the greatest extent such value can be determined; and

(b)           if, but for the operation of this Section 7.2(b) and notwithstanding Section 7.2(a), the Guaranteed Obligations of any Guarantor hereunder otherwise would be subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, taking into consideration such Guarantor’s (i) rights of contribution, reimbursement and indemnity from the Borrowers and the other Guarantors with respect to amounts paid by such Guarantor in respect of the Obligations (including pursuant to Section 7.3)and (ii) rights of subrogation to the rights of the Beneficiaries, then the Guaranteed Obligations of such Guarantor shall be the largest amount, if any, that would not leave such Guarantor, after the incurrence of such obligations, insolvent or with unreasonable small capital within the meaning of Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, or otherwise make such obligations subject to such avoidance.

Any Person asserting that the Guaranteed Obligations of such Guarantor are subject to Section 7.2(a) or are avoidable as referenced in Section 7.2(b) shall have the burden (including the burden of production and of persuasion) of proving (a) the extent to which such Guaranteed Obligations, by operation of Section 7.2(a), are less than the Obligations of the Borrowers owed to the Beneficiaries or (b) that, without giving effect to Section 7.2(b), such Guarantor’s Guaranteed Obligations hereunder would be avoidable and the extent to which such Guaranteed Obligations, by operation of Section 7.2(b), are less than such Obligations of the Borrowers, as the case may be.

7.3           Rights of Contribution, Etc.

In order to provide for just and equitable contribution, indemnity and reimbursement among the Guarantors, the Borrowers and any such other Person directly or indirectly liable on the Obligations or any portion thereof (the “Obligors”), in connection with the execution of this Guaranty, the Obligors have agreed among themselves that if any Guarantor satisfies some or all of the Obligations (a “Funding Guarantor”), the Funding Guarantor shall be entitled to contribution, indemnity or reimbursement, as applicable, from the other Obligors that have positive Maximum Net Worth (as defined below) for all payments made by the Funding Guarantor in satisfying the Obligations, so that each Obligor that remains obligated under this Guaranty or any other guaranty or otherwise for the Obligations at the time that a Funding Guarantor makes such payment, without regard to the making of such payment (a “Remaining Obligor”), and has a positive Maximum Net Worth shall bear a portion of such payment equal to the percentage that such Remaining Obligor’s Maximum Net Worth bears to the aggregate Maximum Net Worth of all Obligors that have positive Maximum Net Worth, provided that no Remaining Obligor’s obligation to make such contribution, indemnity or reimbursement payments hereunder, shall exceed an amount equal to the Maximum Net Worth of such Remaining Obligor.

As used herein, “Net Worth” means, with respect to any Obligor, the amount, as of the respective date of calculation, by which the sum of a Person’s assets (including subrogation, indemnity, contribution, reimbursement and similar rights that the Obligor may have and, but excluding any such rights in respect of the Guarantor Obligations), determined on the basis of a “fair valuation” or their “fair saleable value” (whichever is the applicable test under Section 548 and other relevant provisions of the Bankruptcy Code and the relevant state fraudulent conveyance or transfer laws), is greater than the amount that will be required to pay all of such Person’s debts, in each case matured or unmatured, contingent or otherwise, as of the date of calculation, but excluding liabilities arising under this Guaranty and excluding, to the maximum extent permitted by Applicable Law with the objective of avoiding rendering such Person insolvent, liabilities subordinated to the Obligations arising out of loans or advances made to such Person by any other Person.  “Maximum Net Worth” means, with respect to any Obligor, the greatest of the Net Worths of such Obligor calculated as of the following dates:  (A) the date on which such Person becomes an Obligor and (B) each date on which  such Obligor expressly reaffirms this Guaranty.  Each Guarantor shall be deemed to expressly reaffirm this Guaranty upon each borrowing of a Loan.  The meaning of the terms “fair valuation” and “fair saleable value” and the calculation of assets and liabilities shall be determined and made in accordance with the relevant provisions of the Bankruptcy Code and applicable state fraudulent conveyance or transfer laws.

7.4           Payment by Guarantors.

Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.5           Liability of Guarantors Absolute.

Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)           this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)           Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)           the obligations of each Guarantor hereunder are independent of the obligations of each Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of each Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

(d)           payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)           any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)           this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Parent or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.6           Waivers by Guarantors.

Each Guarantor hereby waives, for the benefit of Beneficiaries:  (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.5 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.7           Guarantors’ Rights of Subrogation, Contribution, Etc.

Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.8           Subordination of Other Obligations.

Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.9           Continuing Guaranty.

This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.10           Authority of Guarantors or Borrowers.

It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.11           Financial Condition of Borrowers.

Any Credit Extension may be made to any Borrower without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of any such grant.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrowers.  Each Guarantor has adequate means to obtain information from Borrowers on a continuing basis concerning the financial condition of Borrowers and their ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrowers now known or hereafter known by any Beneficiary.

7.12           Bankruptcy, Etc.

(a)           So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)           Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)           In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, any Guarantor or any other Person, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.13           Discharge of Guaranty Upon Sale of Guarantor.

If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

SECTION 8.  EVENTS OF DEFAULT

8.1           Events of Default.

If any one or more of the following conditions or events shall occur:

(a)           Failure to Make Payments When Due.  Failure by Borrowers to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within three days after the date due; or

(b)           Default in Other Agreements.  (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) outstanding under Section 6.1(b) or (c) or any other Indebtedness in an individual or with an aggregate principal amount of $2,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness referred to in or in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) the occurrence of (a) a “Fundamental Change” under the Parent 3.75% Convertible Senior Notes Documents, (b) a “Change of Control” under the Parent 10% Senior Secured Note Documents, or (c) any other event which requires any put-right or other obligation of Parent to acquire, redeem or repay the Parent Notes prior to their stated maturity, other than in connection with an exchange of Parent 3.75% Convertible Senior Notes permitted by Section 6.1(b); or

(c)           Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d) and 5.1(f), Section 5.2, Section 5.15, or Section 6; or

(d)           Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)           Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other subsection of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) the CFO, CEO, COO, President or any analogous senior officer of any Credit Party becoming aware of such default or (ii) receipt by any Borrower of notice from Administrative Agent or any Lender of such default; or

(f)           Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Parent or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Parent or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Parent or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Parent or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Parent or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)           Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) Parent or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Parent or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Parent or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Parent or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)           Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $2,000,000 shall be entered or filed against Parent or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)           Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j)           Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $2,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or

(k)           Change of Control.  A Change of Control shall occur;

(l)           Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(m)           Permits.  At any time there shall have occurred the loss or termination of, or the receipt by any Credit Party of notice of the loss or termination of any Governmental Authorization of any Credit Party other than any loss or termination not reasonably likely to cause a Material Adverse Effect;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrowers by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party:  (I) the unpaid principal amount of and accrued interest on the Loans, and (II) all other Obligations; and (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9.  AGENTS

9.1           Appointment of Agents.

Law Debenture is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Law Debenture to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof, provided, however, that as against the Credit Parties, each Agent shall have all the rights, privileges, protections and immunities set forth herein.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any other Person, including without limitation, Parent, any of its Subsidiaries or any other Credit Party.  Under no circumstances shall any Agent (in such capacity) have any liability to Parent, any of its Subsidiaries or any other Credit Party arising out of or related to any act or omission of any Lender.

9.2           Powers and Duties.

Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.  Each Agent is authorized and directed to execute and deliver or cause to be executed, delivered and performed, as the case may be, the Credit Documents to which the Agent is to be a party and each certificate or other document attached as an exhibit thereto or contemplated thereby, in each case, in such form as the Lenders or their counsel shall approve.  The execution or taking of any such action by an Agent at or in connection with a closing in the presence or at the request of the Lenders or their counsel shall be conclusive evidence of such authorization.

9.3           General Immunity.

(a)           No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party or to any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)           Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received written instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or their counsel and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be) or their counsel, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Lenders or Parent and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or their counsel.

(c)           Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4           Agents Entitled to Act as Lender.

The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity for purposes of all of the rights, privileges, protections and immunities inuring to the benefit of the Lenders hereunder.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Parent or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5           Lenders’ Representations, Warranties and Acknowledgment.

(a)           Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Parent and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Parent and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)           Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan and/or Revolving Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

9.6           Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7           Successor Administrative Agent and Collateral Agent.

(a)           Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrowers and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrowers and Administrative Agent and signed by Requisite Lenders.  Administrative Agent shall have the right to appoint a financial institution that regularly serves in an administrative agent and/or collateral agent capacity to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrowers, to appoint a successor Administrative Agent.  If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.  Except as provided above, any resignation or removal of Law Debenture or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of Law Debenture or its successor as Collateral Agent.  After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.  Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b)           In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Pledgors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Pledgors and Collateral Agent signed by Requisite Lenders.  Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrowers and the Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrowers and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent.  Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents.  After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

9.8           Collateral Documents and Guaranty.

(a)           Agents under Collateral Documents and Guaranty.  Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents.  Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.13 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b)           Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrowers, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)           Release of Collateral and Guarantees, Termination of Credit Documents.  Notwithstanding anything to the contrary contained herein or any other Credit Document, but subject to the all of the rights, privileges, protections and immunities of the Lenders and Agents hereunder, when all Obligations have been paid in full and all Commitments have terminated or expired, upon request of Borrowers, Administrative Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d)           Security Trustee.  Each of the Lenders irrevocably appoints Collateral Agent as security trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to any Vessel Mortgage (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Lender in any Vessel Mortgage), (ii) all moneys, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with, any Vessel Mortgage whether from any Credit Party or any other Person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). The Collateral Agent hereby accepts such appointment.

9.9           Withholding Taxes.

To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 10.  MISCELLANEOUS

10.1           Notices.

(a)           Notices Generally.  Any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Except as otherwise set forth in Section 3.2(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.

(b)           Electronic Communications.

(i)           Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  Administrative Agent or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)           Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)           The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)           Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)           Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)           Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Parent, its Subsidiaries or their securities for purposes of United States federal or state securities laws.

10.2           Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to pay promptly (a) all the actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrowers and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents and Lenders (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrowers; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3           Indemnity.

(a)           In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party, jointly and severally with the other Credit Parties, agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)           To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent, and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4           Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5           Amendments and Waivers.

(a)           Requisite Lenders’ Consent.  Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrowers only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency.

(b)           Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)           extend the scheduled final maturity of any Loan or Note;

(ii)           waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)           reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(iv)           extend the time for payment of any such interest or fees;

(v)           reduce the principal amount of any Loan;

(vi)           amend, modify, terminate or waive any provision of Section 2.13(b)(ii), this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii)           amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(viii)           release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(ix)           consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vi), (vii), (viii) and (ix).

(c)           Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)           increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii)           alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders or Revolving Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered; or

(iii)           amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)           Execution of Amendments, Etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e)         Guaranteed Obligations.  The operation of Sections 7.2(a) and (b) and the determination, if any, of any Guaranteed Obligations thereunder shall not be considered an amendment hereof but an integral part of the Guaranty.

10.6           Successors and Assigns; Participations.

(a)           Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Register.  Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d).  Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrowers and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)           Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i)           to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrowers and Administrative Agent, but only if, after giving effect to such sale, assignment or transfer, Whippoorwill Associates, Inc. and its Affiliates constitute Requisite Lenders; and

(ii)           to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Borrowers and Administrative Agent, consented to by (x) Borrowers (such consent of Borrowers not to be (1) unreasonably withheld or delayed so long as after giving effect to such sale, assignment or transfer Whippoorwill Associates, Inc. and its Affiliates constitute Requisite Lenders or, (2) required at any time an Event of Default shall have occurred and then be continuing) and (y) Administrative Agent (such consent of Administrative Agent not to be unreasonably withheld or delayed); provided, further each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $750,000 (or such lesser amount as may be agreed to by Borrowers and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $250,000 (or such lesser amount as may be agreed to by Borrowers and Administrative Agent or as shall constitute the aggregate amount of the Term Loan Commitments and Term Loans of the assigning Lender) with respect to the assignment of Term Loan Commitment and Term Loans.

(d)           Mechanics.  Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e)           Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f)           Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrowers shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)           Participations.

(i)           Each Lender shall have the right at any time to sell one or more participations to any Person in all or any part of its Commitments, Loans or in any other Obligation.

(ii)           The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii)           Each Borrower agrees that each participant shall be entitled to the benefits of Sections 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrowers’ prior written consent and (y) a participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Borrowers are notified of the participation sold to such participant and such participant agrees, for the benefit of Borrowers, to comply with Section 2.20 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrowers or any other Person in connection with the sale of any participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(h)           Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7           Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8           Survival of Representations, Warranties and Agreements.

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9           No Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10           Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11           Severability.

In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12           Obligations Several; Independent Nature of Lenders’ Right.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13           Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14           APPLICABLE LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15           CONSENT TO JURISDICTION.

(a) SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(B)           EACH CREDIT PARTY THAT IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OUTSIDE THE UNITED STATES HEREBY APPOINTS PARENT, AS ITS AGENT FOR SERVICE OF PROCESS IN ANY MATTER RELATED TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS AND PARENT ACCEPTS SUCH APPOINTMENT HEREUNDER.

10.16           WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17           Confidentiality.

Each Agent and each Lender shall hold all non-public information regarding Parent and its Subsidiaries and their businesses conspicuously identified as “CONFIDENTIAL” by Borrowers and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrowers that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrowers and their obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrowers of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

10.18           Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrowers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrowers.

10.19           Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20           Effectiveness.

This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrowers and Administrative Agent of written notification of such execution and authorization of delivery thereof.

10.21           PATRIOT Act.

Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22           Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23           No Fiduciary Duty.

Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Borrowers, their stockholders and/or their affiliates.  Each Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Agent or Lender, on the one hand, and any Borrower, its stockholders or its affiliates, on the other.  The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents and the Lenders, on the one hand, and each Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Agent or Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Agent or Lender has advised, is currently advising or will advise any Borrower, its stockholders or its Affiliates on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal, and each Agent is acting as agent solely for the Lenders, and no Lender nor any Agent is acting as the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other Person.  Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Borrower agrees that it will not claim that any Agent or Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.

10.24           Judgment Currency.

In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than United States dollars, the Credit Parties will indemnify Administrative Agent and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by Administrative Agent or by a known dealer in the judgment currency that is designated by Administrative Agent, at which Administrative Agent or such Lender is able to purchase United States dollars with the amount of the judgment currency actually received by Administrative Agent or such Lender.  The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWERS:

WIND STAR LIMITED WIND SPIRIT LIMITED DEGREES LIMITED

By:	/s/ Arthur A. Rodney
Name: Arthur A. Rodney Title: Authorized Signatory

PARENT:

AMBASSADORS INTERNATIONAL, INC.

By:	/s/ Arthur A. Rodney
Name: Arthur A. Rodney Title: Chief Executive Officer

GUARANTORS:

WIND STAR LIMITED
WIND SPIRIT LIMITED
DEGREES LIMITED
AMBASSADORS INTERNATIONAL, INC.
AMBASSADORS CRUISE GROUP, LLC
MQ BOAT, LLC
DQ BOAT, LLC
CONTESSA BOAT, LLC
CQ BOAT, LLC
AMBASSADORS INTERNATIONL CRUISE GROUP (USA), LLC
AMBASSADORS, LLC
AMERICAN WEST STEAMBOAT COMPANY LLC
QW BOAT COMPANY LLC
AMBASSADORS INTERNATIONAL MARSHALL ISLANDS, LLC
AMBASSADORS INTERNATIONAL CRUISE GROUP, LLC
AMBASSADORS INTERNATIONAL INVESTMENTS, LLC and
WINDSTAR SAIL CRUISES LIMITED

By:	/s/ Arthur A. Rodney
Name: Arthur A. Rodney Title: Authorized Signatory

FUNDS AGENT:

AMBASSADORS INTERNATIONAL CRUISE GROUP (USA), LLC

By:	/s/ Arthur A. Rodney
Name: Arthur A. Rodney Title: Chief Executive Officer

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

LAW DEBENTURE TRUST COMPANY OF NEW YORK,

By:	/s/ Michael A. Smith
Name: Michael A. Smith Title: Vice President

LENDERS:

WHIPPOORWILL DISTRESSED OPPORTUNITY FUND, L.P.

By:	Whippoorwill Associates, Inc. its agent and authorized signatory

By:	/s/ Steven K. Gendal
Name: Steven K. Gendal Title: Principal

WHIPPOORWILL OFFSHORE DISTRESSED OPPORTUNITY FUND, LTD.

By:	Whippoorwill Associates, Inc. its agent and authorized signatory

By:	/s/ Steven K. Gendal
Name: Steven K. Gendal Title: Principal

WHIPPOORWILL ASSOCIATES, INC. PROFIT SHARING PLAN

By:	Whippoorwill Associates, Inc. its agent and authorized signatory

By:	/s/ Steven K. Gendal
Name: Steven K. Gendal Title: Principal

WELLPOINT, INC.

By:	Whippoorwill Associates, Inc. its agent and authorized signatory

By:	/s/ Steven K. Gendal
Name: Steven K. Gendal Title: Principal

BLUE CROSS OF CALIFORNIA

By:	Whippoorwill Associates, Inc. its agent and authorized signatory

By:	/s/ Steven K. Gendal
Name: Steven K. Gendal Title: Principal